DENBURY RESOURCES INC.
                             P R E S S R E L E A S E

          Company to Sell $100 Million in Equity to Texas Pacific Group

Dallas, Texas
Calgary, Alberta                                          NYSE / TSE symbol: DNR
December 2, 1998

     Denbury Resources Inc. announced that it has reached an agreement in principle with its largest shareholder, the Texas Pacific Group ("TPG"), to issue $100 million of common shares at $5.39 per share to an affiliate of TPG. The purchase price was negotiated between TPG and a committee of the Company's independent directors and represents a 41% premium over the closing market price of the Company's common shares as of December 1, 1998. The transaction is subject to, among other things, (i) the receipt of a fairness opinion as to the price at which the shares are to be sold, (ii) completion of a definitive agreement between TPG and the Company, and (iii) shareholder, regulatory and other customary approvals.

     Currently, TPG holds 8.7 million common shares or approximately 32 percent ( 30% on a fully diluted basis) of the approximately 26.8 million outstanding common shares. Subject to regulatory approval, the Company plans to issue 18.55 million additional shares in this transaction following approval of the sale by shareholders at a meeting expected to be held in February or March of 1999. Following this transaction, TPG will own approximately 60 percent ( 58% on a fully diluted basis) of the outstanding common shares. At the meeting, it is also anticipated that shareholders will be asked to approve a proposal to change the legal domicile of the Company from Canada to the United States as a Delaware corporation. Both matters will be covered by proxy soliciting materials which must first be submitted to U.S. and Canadian regulatory authorities. TPG's purchase will not be subject to the approval of the change of legal domicile.

     TPG is currently represented by three designees on the Company's board of directors, Messrs. Bonderman, Price and Stanton. The Company does not anticipate any changes to the current board of directors, management or operations of the Company as a result of this transaction.

     The net proceeds of approximately $98.5 million (after deduction of estimated costs of the transaction) will initially be used to reduce the borrowings under the bank credit facility, the outstanding balance of which at December 1, 1998 was $100 million, with an additional $30 million currently available under the line. The Company plans to ultimately use the funds for oil and gas property acquisitions.

     Denbury is a Dallas based independent oil and gas company engaged in acquisitions, development and exploration activities primarily in the states of Louisiana and Mississippi.

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     This press release, other than historical financial  information,  contains forward looking statements that involve risks and uncertainties detailed in the Company's SEC reports, including the reports on Form 10-Q. Actual results may vary materially.

                        For further information contact:

Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Chief Financial Officer, 972-673-2000 www.denbury.com